Exhibit 99.1

For Immediate Release: February 16, 2005

First Century Bankshares, Inc.

Reports Quarterly and Year End Earnings

and Addition to Stock Repurchase Plan

Bluefield, WV – First Century Bankshares, Inc., (OTCBB - FCBS) a $378 million financial holding company headquartered in Bluefield, West Virginia, announced net income of $3,055,000 for the year ended December 31, 2004. This represents a 9.4% increase from the $2,792,000 earned for the year ended December 31, 2003. These earnings reflect an increase in net interest income of $204,000, or 1.4%, reflecting the effects of increasing interest rates on the Corporation’s loan portfolio during the second half of 2004. Additionally, management’s continuing efforts to enhance asset quality resulted in a reduction in the provision for loan losses of $429,000. On a per share basis, net income increased to $1.53 per diluted share from $1.40 per diluted share in 2003. Earnings for the year ended December 31, 2004 reflect a return on average assets (ROAA) of 0.83%, compared to 0.77% for the year ended December 31, 2003. Also, these earnings reflect an annualized return on average equity (ROAE) of 8.67% and 8.27%, respectively, for the years ended December 31, 2004 and 2003.

The Corporation reported net income of $939,000 for the three-month period ended December 31, 2004. This represents a 27.6% increase from the $736,000 earned during the three-month period ended December 31, 2003. Again, this reflected the effects of increases in short-term interest rates as net interest income increased approximately $162,000 from 2003 to 2004. On a per share basis, net income increased to $0.47 per diluted share from $0.37 per diluted share.

Nonperforming assets, including nonaccrual loans, loans past-due over 90 days and other real estate owned, showed continued improvement during the fourth quarter of 2004. Nonperforming assets as a percentage of total loans improved to 1.3% at December 31, 2004, from 1.4% at December 31, 2003.

Dividends for the fourth quarter of 2004 were $0.25 per share, bringing the total dividend for 2004 to $0.88 per share. This was an increase of 3.5% over the $0.85 per share paid in 2003. Book value per common share improved 2.3% to $17.98 at December 31, 2004, from $17.58 at December 31, 2003.

Total assets increased 3.9% during 2004 from $363,727,000 at December 31, 2003, to $378,079,000 at December 31, 2004. During 2004, total deposits increased 4.4% to $321,251,000 at December 31, 2004, from $307,719,000 at December 31, 2003. This reflects management’s efforts to regain market share which had been lost to new competitors that recently entered the marketplace. Loan demand continues to be weak which is requiring the Corporation to seek lending opportunities in more viable markets through loan participations and branch network expansion.

At its meeting on February 15, 2005, the Board of Directors increased by 20,000 the number of shares of common stock the Corporation may repurchase under the Corporation’s stock repurchase plan. As a result, the total number of shares authorized for repurchase is 30,800 shares. The timing, price, and quantity of purchases under the plan will be at the discretion of management and the plan may be continued, discontinued, suspended, or restated at any time depending on the facts and circumstances. Repurchased shares will be held as treasury shares and will be available to be used in conjunction with the Corporation’s stock option plans and for other corporate purposes.

First Century Bankshares, Inc. is a financial holding company that owns First Century Bank, N.A. and First Century Financial Services, LLC, headquartered in Bluefield, West Virginia, with 11 offices and 14 ATM locations throughout southern West Virginia and southwestern Virginia.

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors. Please refer to First Century’s filings with the Securities and Exchange Commission for a summary of important factors that could affect First Century’s forward-looking statements. First Century undertakes no obligation to revise these statements following the date of this press release.

###